Exhibit 15
November 3, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
RE: Tollgrade Communications, Inc.
Form S-8 (Registration No. 333-4290, 333-65502, and 333-83007 and 333-95965) 1995 Long-Term Incentive Compensation Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan
Form S-8 (Registration No. 333-52907, 333-55470 and 333-96969) 1998 Employee Incentive Compensation Plan
Commissioners:
We are aware that our report dated October 19, 2005 on our review of interim financial information of Tollgrade Communications, Inc. for the nine month period ended September 24, 2005 and September 25, 2004 and included in the Company’s quarterly report on Form 10-Q for the first nine months ended September 24, 2005 is incorporated by reference in its Registration Statements referred to above.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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